Exhibit 99

News Release
Arrow Financial Corporation
250 Glen Street
Glens Falls, New York 12801

Contact: Timothy C. Badger
Tel: 518-745-1000
Fax 518-745-1976

TO:  All Media
Date:                 June 30, 1997

FOR IMMEDIATE RELEASE

GLENS FALL NATIONAL'S PURCHASE OF SIX FLEET
BANK OFFICES FINALIZED

     Glens Fall, New York, June 30, 1997 - Arrow
Financial Corporation has announced that its subsidiary, Glens Falls National Bank and Trust Company, has finalized the previously announced purchase of six Fleet Bank branch offices in Upstate New York. The offices, located in Lake Luzerne, Plattsburgh (2), Port Henry, Ticonderoga and Warrensburg, are now offices of Glens Falls National Bank and Trust Company. The transaction included the transfer of approximately $140 million in deposits and $44 million in loans to Glens Falls National Bank and Trust Company.

     Thomas L. Hoy, President and Chief Executive Officer of Glens Falls National stated, "We are delighted to welcome our new customers to Glens Falls National and bring our type of community banking to Plattsburgh, Port Henry, Ticonderoga, Warrensburg and Lake Luzerne areas. Our new market area now extends north, nearly to the Canadian border. We are very please with the positive customer feedback we've received to date. We look forward to our staff providing increased involvement in these communities."

     Glens Falls National Bank and Trust Company, which was established in 1851, is headquartered in Glens Falls, New
York. The Bank now has assets of approximately $700 million and provides a full range of banking services through its twenty-one offices in Upstate New York.